UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 28, 2016

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2016 annual meeting of shareholders of PRGX Global, Inc. (“PRGX” or the “Company”) held on June 28, 2016 (the “Annual Meeting”), the shareholders of PRGX approved all proposals recommended by the Board of Directors (the “Board”) as described in PRGX’s proxy statement dated May 6, 2016.

With respect to Proposal 1 (election of two Class II directors to serve until the annual meeting of shareholders to be held in 2019 or until their successors are elected and qualified), the nominees were elected by the following votes:

Director	Shares For	Shares Withheld	Broker Non-Votes
Mylle H. Mangum	15,753,529	829,728	3,006,986
Ronald E. Stewart	15,667,929	915,328	3,006,986

The Company’s other continuing directors, David A. Cole, William F. Kimble, Gregory J. Owens and Joseph E. Whitters, did not stand for election at the Annual Meeting. The term of the directors currently serving in Class I, Messrs. Owens and Whitters, will expire at the 2018 annual meeting of shareholders. The term of the directors currently serving in Class III, Messrs. Cole and Kimble, will expire at the 2017 annual meeting of shareholders.

With respect to Proposal 2 (to ratify BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2016), 19,543,046 shares, or 99.81% of the votes cast, voted for the proposal, 36,247 shares voted against the proposal, and 10,950 shares abstained from voting on the proposal.

With respect to Proposal 3 (to approve the Company’s executive compensation), 16,262,541 shares, or 98.18% of the votes cast, voted for the proposal, 301,123 shares voted against the proposal, 19,593 shares abstained from voting on the proposal, and there were 3,006,986 broker non-votes.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: July 5, 2016